Exhibit 99.1

                                  PRESS RELEASE

                 FOSTER WHEELER COMPLETES LEGAL DOMICILE MOVE
                        AND HOLDING COMPANY NAME CHANGE


     CLINTON, N.J., May 29, 2001--Foster Wheeler Corporation (NYSE: FWC) completed the process of moving its legal domicile to Bermuda from the State of New York at the close of business on May 25, 2001, and, as part of this reorganization plan, changed its name to Foster Wheeler Ltd.

     At the company's annual meeting on April 23, stockholders overwhelmingly voted in favor of the plan.

     "We are grateful for the support we received from stockholders for this important change in our corporate structure," said Richard J. Swift, chairman, president and CEO. "The change in our legal domicile is a natural progression in the development of the company as the majority of our business for some years now has been conducted outside the United States. We see this trend continuing."

     "Most importantly, this change will now mean we will have the operational flexibility we need to compete more effectively in international markets, including improved worldwide cash management. In addition, we will have greater flexibility over the long term to improve our worldwide effective tax rate," he said.

     In order to accomplish this change in legal domicile a new Bermuda-based holding company was formed -- Foster Wheeler Ltd. As part of the plan of reorganization, each outstanding share of Foster Wheeler Corporation common stock has been automatically converted into one share of Foster Wheeler Ltd. common stock. Shareholders are not required to exchange their current stock certificates. Foster Wheeler Ltd. common shares are traded on the New York Stock Exchange under the symbol FWC.

     Corporate operations will continue to be managed from Clinton, New Jersey. The reorganization will have no immediate impact on subsidiary companies or on how day-to-day operations are conducted.

                                     # # #

Notes to Editors:

1.        About Foster Wheeler

          Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operations and environmental services. The Corporation's operational headquarters are at Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

2.        Safe Harbor Statement

          This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.

                                      # # #

 05-29-01